UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2004

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia  30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (404) 715-2600

Registrant’s Web site address:    www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On November 10, 2004, Delta issued a press release, which is being furnished on Form 8-K, announcing that the Audit Committee of its Board of Directors approved the use of an exception to the New York Stock Exchange’s shareowner approval policy so that the company could issue up to 75 million shares of common stock as part of its efforts to achieve a successful out-of-court restructuring.  Approximately 63 million of these shares will be issuable upon the exercise of stock options to be granted to eligible company employees.  The company also plans to issue up to 12 million shares of its common stock to certain debt holders who agree to defer debt maturing in the near term, and to aircraft lessors who participate in the company’s aircraft financing concession program.

In taking this action, the Audit Committee determined that the delay necessary in obtaining shareowner approval would seriously jeopardize the financial viability of the company.  The New York Stock Exchange has accepted Delta’s reliance on the exception to the Exchange’s shareowner approval policy.

The press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Press Release dated November 10, 2004, titled “New York Stock Exchange Accepts Reliance by Delta Air Lines, Inc. on an Exception to Shareowner Approval Policy.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Edward H. Bastian
Date: November 10, 2004	Edward H. Bastian Senior Vice President – Finance and Controller

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated November 10, 2004, titled “New York Stock Exchange Accepts Reliance by Delta Air Lines, Inc. on an Exception to Shareowner Approval Policy.”